NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER 2021 RESULTS
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AUSTIN, TX, August 16, 2021 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations focused in the Austin, Texas area and other select, fast-growing markets in Texas, today reported second-quarter 2021 results.
Highlights and Recent Developments:
•Net loss attributable to common stockholders totaled $10.2 million, $1.23 per share, in second-quarter 2021, compared to net income of $4.1 million, $0.50 per share, in second-quarter 2020. The second-quarter 2020 results include $15.0 million ($10.9 million to net income attributable to common stockholders or $1.32 per share) in income from earnest money forfeited by Ryman Hospitality Properties, Inc. (Ryman) in May 2020 upon its termination of the agreements to purchase Block 21.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(4.4) million in second-quarter 2021, compared to $12.3 million in second-quarter 2020. Second-quarter 2020 EBITDA includes the Block 21 earnest money discussed above. For a reconciliation of net (loss) income attributable to common stockholders to EBITDA, see the supplemental schedule, “EBITDA,” on page VI.
•Sold one Amarra Drive Phase III lot for $0.6 million during second-quarter 2021.
•During the second quarter of 2021, Stratus began site work on The Saint June, a 182-unit multi-family project within the Amarra subdivision in Barton Creek. In June 2021, Stratus entered into a construction loan to finance approximately 55 percent of the estimated $55 million cost of The Saint June. In July 2021, an unrelated equity investor acquired a 65.87 percent interest in The Saint June partnership for $16.3 million and Stratus began construction on The Saint June.
•In June 2021, Stratus entered into a $24.5 million loan, which matures in June 2026, to refinance the Jones Crossing project, an H-E-B, LP (H-E-B) grocery-anchored, mixed-use development located in College Station, Texas, to improve loan terms and take advantage of the low-interest-rate market. In April 2021, Stratus entered into an amendment to The Santal loan to extend the maturity date to October 2024 and reduce the floor of the variable interest rate.
•In August 2021, Stratus announced new development plans for Magnolia Place, an H-E-B grocery shadow-anchored, mixed-use project in Magnolia, Texas, and entered into a $14.8 million construction loan to complete financing for the first phase of development of the project.
•Stratus’ W Austin Hotel has remained open during the COVID-19 pandemic, and while the pandemic continues to negatively impact the hospitality industry, the W Austin Hotel continued to see improvement in some of its key metrics during second-quarter 2021.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “Our markets across the board experienced improvement and growth in the second quarter, as the hotel, travel and entertainment industries continued to ramp up. We took action early in the pandemic to position ourselves to weather its potential impact, and as a result of this hard work, Stratus experienced steady improvement during the second quarter and is moving forward with exciting development plans.

“The demand for residential properties remains strong in our markets, currently exceeding available supply, and we are pleased to have under way the development of sustainably designed residential projects such as The Saint June and Holden Hills. We also have great opportunities with the residential components of Magnolia Place, Lantana Place, Kingwood Place, Jones Crossing and with our remaining land in Lakeway. Although the pandemic is still affecting the retail industry, our retail projects performed well during the quarter, and all of our tenants were open. We believe that our proven strategy will continue to allow us to respond quickly to market conditions while evaluating new opportunities to continue to strengthen our portfolio.”
Summary Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$780	$1,897	$7,405	$14,237
Leasing Operations	5,454	5,934	10,851	11,893
Hotel	3,963	1,046	6,113	7,005
Entertainment	1,658	289	2,267	4,459
Corporate, eliminations and other	(279)	(235)	(545)	(529)
Total consolidated revenue	$11,576	$8,931	$26,091	$37,065

Operating (loss) income
Real Estate Operations	$(770)	$(46)		$1,466		$2,053
Leasing Operations	1,234	(174)	[a]	25,470	[b]	650	[a]
Hotel	(776)	(1,652)		(2,408)		(2,706)
Entertainment	(359)	(1,420)		(1,576)		(959)
Corporate, eliminations and other	(6,530)	11,778	[c]	(11,183)		8,800	[c]
Total consolidated operating (loss) income	$(7,201)	$8,486		$11,769		$7,838

Net (loss) income attributable to common stockholders	$(10,163)	$4,134		$(1,219)		$3,064

Basic and diluted net (loss) income per share	$(1.23)	$0.50		$(0.15)		$0.37

EBITDA	$(4,405)	$12,325	[a,c]	$10,783	[b]	$16,285	[a,c]

Capital expenditures and purchases and development of real estate properties	$3,759	$4,502		$7,257		$13,052

Diluted weighted-average shares of common stock outstanding	8,235	8,228		8,229		8,230
a.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
b.Includes a $22.9 million gain on the January 2021 sale of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community.
c.Includes $15.0 million in income from earnest money received as a result of Ryman's termination of the agreements to purchase Block 21.

The decrease in revenue and increase in operating loss from the Real Estate Operations segment in second-quarter 2021, compared to second-quarter 2020, primarily reflects a decrease in the number of lots sold during second-quarter 2021 as available inventory decreased. During second-quarter 2021, Stratus sold one Amarra Drive Phase III lot for $0.6 million. As of June 30, 2021, Stratus had only two unsold developed Amarra Drive Phase III lots.

The decrease in revenue from the Leasing Operations segment in second-quarter 2021, compared to second-quarter 2020, primarily reflects the sale of The Saint Mary in first-quarter 2021. The Saint Mary had rental revenue of $0.7 million in second-quarter 2020. The increase in operating income in second-quarter 2021, compared to second-quarter 2020, is primarily because of a charge recognized in second-quarter 2020 totaling $1.4 million for estimated uncollectible rents receivable and unrealizable deferred costs. Despite the pandemic, Stratus has retained substantially all of its pre-pandemic retail tenants, added new tenants, and all of its tenants are currently paying rent per their leases, as well as monthly payments pursuant to previously disclosed base rent deferral arrangements if applicable.

The increase in revenue and decrease in operating loss from the Hotel segment in second-quarter 2021, compared to second-quarter 2020, is primarily a result of higher room reservations and food and beverage sales as the impacts of the COVID-19 pandemic lessened during second-quarter 2021. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average total rooms available, was $95 in second-quarter 2021, compared to $29 in second-quarter 2020. The 33 percent average occupancy rate in the second quarter of 2021 was higher than the 12 percent average occupancy rate in the second quarter of 2020 and the 21 percent average occupancy rate in the first quarter of 2021.

The increase in revenue and decrease in operating loss from the Entertainment segment in second-quarter 2021, compared to second-quarter 2020, primarily reflect an increase in the number of events hosted at ACL Live and 3TEN ACL Live as the impacts of the COVID-19 pandemic lessened during second-quarter 2021.

General and administrative expenses, included in corporate, eliminations and other, increased to $6.4 million in second-quarter 2021, compared to $3.1 million in second-quarter 2020, primarily reflecting increases in consulting, legal and public relations costs incurred in connection with Stratus’ successful proxy contest and the ongoing real estate investment trust (REIT) exploration process.

Stratus’ Board of Directors (Board) has authorized an in-depth exploration of a conversion from a C-Corporation to a REIT. If the Board determines to move forward, Stratus expects the conversion would occur no earlier than 2022. At this time, Stratus believes that the REIT conversion would require consent from its major lenders and amendments to its major debt agreements, among other third-party consents. If the Board ultimately determines that a REIT conversion is in shareholders’ best interests, the REIT conversion will be submitted to a shareholder vote.

Debt and Liquidity
At June 30, 2021, consolidated debt totaled $352.1 million and consolidated cash totaled $15.3 million, compared with consolidated debt of $351.1 million and consolidated cash of $12.4 million at December 31, 2020. As of June 30, 2021, Stratus had $14.3 million available under its $60.0 million Comerica Bank credit facility, with a $150 thousand letter of credit committed against the credit facility.

In April 2021, Stratus entered into an amendment to The Santal loan to, among other items, extend the maturity date from October 5, 2022, to October 5, 2024, and reduce the floor of the variable interest rate.

In June 2021, Stratus entered into a $24.5 million loan, which matures in June 2026, to refinance the Jones Crossing project to improve loan terms and take advantage of the low-interest-rate market. Of the proceeds from this new loan, $22.2 million was used to repay in full all outstanding indebtedness under the original construction loan.

In June 2021, Stratus also entered into a construction loan to finance approximately 55 percent of the estimated $55 million cost of The Saint June. Available borrowings under the loan total the least of (i) $30.3 million, (ii) 60 percent of the total construction costs, or (iii) 55 percent of the as-stabilized appraised value of the property. As of June 30, 2021, no amounts were outstanding under this loan, which matures in October 2024. On July 1, 2021, an unrelated equity investor contributed $16.3 million to The Saint June partnership for a 65.87 percent interest. Stratus has a 34.13 percent interest in partnership following its contribution of land, development to date and cash.

In August 2021, Stratus entered into a $14.8 million, three-year construction loan to finance the first phase of development of Magnolia Place. The remaining estimated costs for the first phase of development are being funded by equity contributed by Stratus. Magnolia Place is currently planned to consist of 4 retail buildings totaling approximately 35,000 square feet, 5 retail pad sites to be sold or ground leased, 194 single-family lots and approximately 500 multi-family units. The first phase of development is expected to consist of 2 retail buildings totaling approximately 19,000 square feet, all 5 pad sites, and the road, utility and drainage infrastructure necessary to support the entire development. Stratus continues to evaluate a sale of the single-family component. H-E-B recently began construction on its 95,000-square-foot grocery store on an adjoining 18-acre site owned by H-E-B.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $7.3 million for the first six months of 2021, primarily related to the development of Barton Creek properties, including Amarra Villas, and the Lantana Place and Magnolia Place projects, compared with $13.1 million for the first six months of 2020, primarily related to the development of Kingwood Place, Lantana Place, Jones Crossing and Barton Creek properties.

Stratus projects that it will be able to meet its debt service and other cash obligations for at least the next 12 months. Stratus’ projections are based on many detailed and complex underlying assumptions, including (1) that Stratus’ Block 21 businesses will generate positive operating income in the second half of 2021 and that Block 21 will generate sufficient cash to cover debt service by early 2022, (2) that current conditions in Stratus’ leasing operations will not deteriorate materially, (3) that Stratus closes on projected asset sales in its real estate operations segment, including certain land sales at its mixed-use properties, on anticipated terms, (4) that Stratus is able to secure anticipated financing for certain development projects, and (5) that Stratus can repay, extend or refinance debt coming due in the next 12 months, including loans at Amarra Villas, West Killeen Market and New Caney. No assurances can be given that the results anticipated by Stratus’ projections will occur.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited second-quarter 2021 financial and operating results today, August 16, 2021, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and +1 (412) 902-6766 for international access. A replay of the conference call will be available until August 30, 2021, by dialing (877) 344-7529 for domestic access and by dialing +1 (412) 317-0088 for international access. Please use replay ID: 10158939. The replay will also be available on Stratus' website at stratusproperties.com until August 30, 2021.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impacts of the COVID-19 pandemic, Stratus’ ability to meet its future debt service and other cash obligations, Stratus' ability to ramp-up operations at Block 21 according to its currently anticipated timeline, Stratus' ability to open and hold events at its venues, Stratus' ability to collect rents timely, future cash flows and liquidity, Stratus’ ability to comply with or obtain waivers of financial and other covenants in debt agreements, Stratus’ ongoing in-depth exploration of conversion to a REIT, potential steps necessary prior to conversion to a REIT, the potential timing of any REIT conversion, Stratus’ expectations about the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, the impact of interest rate changes, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank credit facility, Stratus is not permitted to pay dividends on common stock without Comerica Bank’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank credit facility, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the COVID-19 pandemic (including the recent resurgences related to the spread of COVID-19 variants) and its economic effects, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, Stratus’ ability to ramp up operations at Block 21, collect anticipated rental payments and close projected asset sales, the availability and terms of financing for development projects and other corporate purposes, the implementation, operational, financing and tax complexities to be evaluated and addressed before Stratus' Board decides whether to recommend a REIT conversion to shareholders, the ability of Stratus to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, Stratus’ ability to complete the steps that must be taken in order to convert to a REIT and the timing thereof, the potential costs of converting to and operating as a REIT, whether Stratus’ Board will determine that conversion to a REIT is in the best interests of Stratus’ shareholders, whether shareholders will approve changes to Stratus’ organizational documents consistent with a public REIT structure, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, Stratus' ability to hold events and increase attendance at its venues, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, which may result in refunds to customers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the 2017 sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, unanticipated issues experienced by the third-party operator of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).

Stratus can provide no assurance as to when, if at all, it will convert to a REIT. Stratus can give no assurance that its Board will approve a conversion to a REIT, even if there are no impediments to such conversion. Stratus’ exploration of a potential REIT conversion may divert management's attention from traditional business concerns. If Stratus determines to convert to a REIT, Stratus cannot give assurance that it will qualify or remain qualified as a REIT.

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus' net (loss) income attributable to common stockholders to EBITDA is included in the supplemental schedule of this press release.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.

A copy of this release is available on Stratus' website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2021		2020		2021		2020
Revenues:
Real estate operations	$775		$1,893		$7,396		$14,229
Leasing operations	5,208		5,718		10,375		11,450
Hotel	3,935		1,030		6,053		6,941
Entertainment	1,658		290		2,267		4,445
Total revenues	11,576		8,931		26,091		37,065
Cost of sales:
Real estate operations	1,635		1,921		5,979		12,176
Leasing operations	2,399		4,070	[a]	4,776		7,152	[a]
Hotel	3,862		1,766		6,764		7,665
Entertainment	1,558		1,208		2,865		4,306
Depreciation	2,924		3,377		5,926		7,010
Total cost of sales	12,378		12,342		26,310		38,309
General and administrative expenses	6,399	[b]	3,103		10,943	[b]	5,918
Income from forfeited earnest money	—		(15,000)	[c]	—		(15,000)	[c]
Gain on sale of assets	—		—		(22,931)	[d]	—
Total	18,777		445		14,322		29,227
Operating (loss) income	(7,201)		8,486		11,769		7,838
Interest expense, net	(2,772)		(3,666)		(5,807)		(7,581)
Loss on early extinguishment of debt	(163)		—		(226)		—
Other income, net	1		131		4		29
(Loss) income before income taxes and equity in unconsolidated affiliates' loss	(10,135)		4,951		5,740		286
(Provision for) benefit from income taxes	(62)		(1,148)		(269)		1,370
Equity in unconsolidated affiliates' loss	(7)		—		(9)		—
Net (loss) income and total comprehensive (loss) income	(10,204)		3,803		5,462		1,656
Total comprehensive loss (income) attributable to noncontrolling interests in subsidiaries[e]	41		331		(6,681)		1,408
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(10,163)		$4,134		$(1,219)		$3,064

Basic and diluted net (loss) income per share attributable to common stockholders	$(1.23)		$0.50		$(0.15)		$0.37

Weighted average common shares outstanding:
Basic	8,235		8,210		8,229		8,205
Diluted	8,235		8,228		8,229		8,230
a.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
b.Increase primarily reflects increases in consulting, legal and public relation costs incurred in connection with Stratus' successful proxy contest and the ongoing real estate investment trust (REIT) exploration process.
c.Represents income from earnest money received as a result of Ryman Hospitality Properties, Inc.'s (Ryman's) termination of the agreements to purchase Block 21.
d.Represents the gain on the January 2021 sale of The Saint Mary.
e.Represents noncontrolling interest partners' share in the results of the consolidated projects that they participate in, primarily The Saint Mary. Of the amount for the six months ended June 30, 2020, $573 thousand relates to losses incurred prior to 2020.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$15,272	$12,434
Restricted cash	21,612	21,749
Real estate held for sale	1,773	4,204
Real estate under development	113,694	98,137
Land available for development	43,670	53,432
Real estate held for investment, net	281,573	286,529
Lease right-of-use assets	10,740	10,871
Other assets	22,007	20,144
Assets held for sale - The Saint Mary	—	36,516
Total assets	$510,341	$544,016

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$9,920	$8,047
Accrued liabilities, including taxes	7,491	12,868
Debt	352,096	351,055
Lease liabilities	13,709	13,269
Deferred gain	5,596	6,173
Other liabilities	17,997	17,233
Liabilities held for sale - The Saint Mary	—	25,607
Total liabilities	406,809	434,252

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	94	94
Capital in excess of par value of common stock	188,323	186,777
Accumulated deficit	(67,576)	(66,357)
Common stock held in treasury	(21,753)	(21,600)
Total stockholders' equity	99,088	98,914
Noncontrolling interests in subsidiaries	4,444	10,850
Total equity	103,532	109,764
Total liabilities and equity	$510,341	$544,016

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2021	2020
Cash flow from operating activities:
Net income	$5,462	$1,656
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	5,926	7,010
Cost of real estate sold	3,341	8,732
Gain on sale of assets	(22,931)	—
Loss on early extinguishment of debt	226	—
Amortization of debt issuance costs and stock-based compensation	969	1,095
Equity in unconsolidated affiliates' loss	9	—
Deferred income taxes	—	2,731
Purchases and development of real estate properties	(4,879)	(8,655)
Increase in deposits	358	46
(Increase) decrease in other assets	(1,309)	1,215
Decrease in accounts payable, accrued liabilities and other	(2,162)	(8,385)
Net cash (used in) provided by operating activities	(14,990)	5,445

Cash flow from investing activities:
Capital expenditures	(2,378)	(4,397)
Proceeds from sale of assets	59,488	—
Payments on master lease obligations	(643)	(691)
Other, net	37	—
Net cash provided by (used in) investing activities	56,504	(5,088)

Cash flow from financing activities:
Borrowings from credit facility	29,000	12,800
Payments on credit facility	(26,778)	(21,304)
Borrowings from project loans	25,355	11,926
Payments on project and term loans	(52,040)	(6,976)
Cash dividend paid for stock-based awards	(4)	(8)
Stock-based awards net payments	(153)	(91)
Distributions to noncontrolling interests	(13,087)	—
Financing costs	(1,106)	(423)
Net cash used in financing activities	(38,813)	(4,076)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,701	(3,719)
Cash, cash equivalents and restricted cash at beginning of year	34,183	38,591
Cash, cash equivalents and restricted cash at end of period	$36,884	$34,872

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.
The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including the Barton Creek community; the Circle C community; and the Lantana community, including a portion of Lantana Place planned for a future multi-family phase); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (vacant pad sites at West Killeen Market); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (land for future multi-family development and vacant pad sites) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes The Santal, West Killeen Market, office and retail space at Block 21 and completed portions of Lantana Place, Jones Crossing and Kingwood Place.

The Hotel segment includes the W Austin Hotel located at Block 21 in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at Block 21. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Hotel	Entertainment	Corporate, Eliminations and Other[b]		Total
Three Months Ended June 30, 2021:
Revenues:
Unaffiliated customers	$775	$5,208	$3,935	$1,658	$—		$11,576
Intersegment	5	246	28	—	(279)		—
Cost of sales, excluding depreciation	1,503	2,528	3,862	1,670	(109)		9,454
Depreciation	47	1,692	877	347	(39)		2,924
General and administrative expenses	—	—	—	—	6,399	[c]	6,399
Operating (loss) income	$(770)	$1,234	$(776)	$(359)	$(6,530)		$(7,201)
Capital expenditures and purchases and development of real estate properties	$2,390	$1,216	$143	$10	$—		$3,759
Total assets at June 30, 2021	165,607	194,696	91,878	33,884	24,276		510,341
IV

	Real Estate Operations[a]	Leasing Operations		Hotel		Entertainment	Corporate, Eliminations and Other[b]		Total
Three Months Ended June 30, 2020:
Revenues:
Unaffiliated customers	$1,893	$5,718		$1,030		$290	$—		$8,931
Intersegment	4	216		16		(1)	(235)		—
Cost of sales, excluding depreciation	1,886	4,074	[d]	1,767	[e]	1,305	(67)		8,965
Depreciation	57	2,034		931		404	(49)		3,377
General and administrative expenses	—	—		—		—	3,103		3,103
Income from forfeited earnest money	—	—		—		—	(15,000)	[f]	(15,000)
Operating (loss) income	$(46)	$(174)		$(1,652)		$(1,420)	$11,778		$8,486
Capital expenditures and purchases and development of real estate properties	$2,433	$1,682		$283		$104	$—		$4,502
Total assets at June 30, 2020	163,900	233,268	[g]	94,359		36,784	23,394		551,705

Six Months Ended June 30, 2021:
Revenues:
Unaffiliated customers	$7,396	$10,375		$6,053	$2,267	$—		$26,091
Intersegment	9	476		60	—	(545)		—
Cost of sales, excluding depreciation	5,836	4,909		6,764	3,095	(220)		20,384
Depreciation	103	3,403		1,757	748	(85)		5,926
General and administrative expenses	—	—		—	—	10,943	[c]	10,943
Gain on sale of assets	—	(22,931)	[h]	—	—	—		(22,931)
Operating income (loss)	$1,466	$25,470		$(2,408)	$(1,576)	$(11,183)		$11,769
Capital expenditures and purchases and development of real estate properties	$4,879	$2,135		$215	$28	$—		$7,257

Six Months Ended June 30, 2020:
Revenues:
Unaffiliated customers	$14,229	$11,450		$6,941		$4,445		$—		$37,065
Intersegment	8	443		64		14		(529)		—
Cost of sales, excluding depreciation	12,068	7,162	[d]	7,675	[e]	4,531		(137)		31,299
Depreciation	116	4,081		2,036	[i]	887	[i]	(110)		7,010
General and administrative expenses	—	—		—		—		5,918		5,918
Income from forfeited earnest money	—	—		—		—		(15,000)	[f]	(15,000)
Operating income (loss)	$2,053	$650		$(2,706)		$(959)		$8,800		$7,838
Capital expenditures and purchases and development of real estate properties	$8,655	$3,965		$310		$122		$—		$13,052
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.The increases from the comparable prior year periods are primarily the result of increased consulting, legal and public relation costs for Stratus' successful proxy contest and the ongoing REIT exploration process totaling $3.3 million and $4.4 million in second-quarter 2021 and for the first six months of 2021, respectively.
d.Includes a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
e.Includes a $0.8 million credit related to a business interruption insurance claim filed as a result of water and smoke damage in the W Austin Hotel in January 2018.
f.Represents income from earnest money received as a result of Ryman's termination of the agreements to purchase Block 21.
g.Includes assets held for sale at The Saint Mary, which totaled $36.6 million at June 30, 2020.
h.Represents the gain on the January 2021 sale of The Saint Mary.
i.Includes a $202 thousand adjustment in the Hotel segment and an $89 thousand adjustment in the Entertainment segment for the period in December 2019 when the hotel and entertainment venues were held for sale and, therefore, not depreciated.

V

RECONCILIATION OF NON-GAAP MEASURE
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus' presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net (loss) income attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus' consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus' net (loss) income attributable to common stockholders to EBITDA follows (in thousands).

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020		2021		2020
Net (loss) income attributable to common stockholders	$(10,163)	$4,134	[a]	$(1,219)	[b]	$3,064	[a]
Depreciation	2,924	3,377		5,926		7,010
Interest expense, net	2,772	3,666		5,807		7,581
Provision for (benefit from) income taxes	62	1,148		269		(1,370)
EBITDA	$(4,405)	$12,325		$10,783		$16,285
a.Includes $15.0 million in income from earnest money received as a result of Ryman's termination of the agreements to purchase Block 21 and a $1.4 million charge for estimated uncollectible rents receivable and unrealizable deferred costs.
b.Includes a gain on the sale of The Saint Mary of $22.9 million ($16.2 million net of noncontrolling interests).
VI